Exhibit 99.1
Butterfly Network Appoints Caroll H. Neubauer to Board of Directors

Seasoned Medtech Leader and Former Chairman and CEO of B. Braun of America Brings Deep Healthcare Industry Expertise

NEW YORK & BURLINGTON, Mass. Butterfly Network, Inc. (NYSE: BFLY) (“Butterfly”), a pioneer and leader in semiconductor-based ultrasound devices, programmable cloud software and AI, today announced the appointment of Caroll H. Neubauer to its Board of Directors, effective May 18, 2026. Mr. Neubauer will serve on the Board’s Compensation Committee and Technology Committee.
Mr. Neubauer has achieved a distinguished career spanning three decades with B. Braun, including serving for 29 years on the Global Management Board of the B. Braun Group of Companies. During his tenure, he helped grow annual revenue from approximately $1 billion to more than $8 billion. He also led the company's North American operations as Chairman and CEO of B. Braun USA, overseeing its evolution into one of the leading providers of infusion therapy and pain management solutions. Mr. Neubauer currently serves as an Executive Advisor to Water Street Healthcare Partners in Chicago.
Beyond his work at B. Braun, Mr. Neubauer has been an influential voice in the broader healthcare industry. He served on the Board of Directors of the Advanced Medical Technology Association (AdvaMed) for more than 15 years, playing a central role in the effort to repeal the U.S. medical device tax in 2019. AdvaMed presented him with its Lifetime Achievement Award in 2024, the organization's highest honor. Mr. Neubauer also served as Chairman of the German American Chamber of Commerce New York for over 10 years, championing widely lauded programs to strengthen transatlantic ties and advance healthcare communities across the U.S. and Europe. Mr. Neubauer earned a German Law degree from The Albert Ludwigs University, Freiburg, Germany, and a Master of Laws from Georgetown University.
"Caroll spent three decades building and scaling one of the world's leading medical device companies, navigating global markets, complex regulatory environments, and large-scale commercial partnerships," said Joseph DeVivo, President, Chief Executive Officer and Chairman of Butterfly. "That breadth of experience — from growing a business across geographies to forging the kinds of industry relationships that open new markets — is directly relevant as Butterfly evolves into a multi-faceted platform. We are delighted to welcome him to the Board."
"Butterfly has built a genuinely differentiated technology platform, and the company is at a compelling moment: accelerating toward profitability while pursuing multiple growth initiatives," said Mr. Neubauer. "That combination of financial momentum and strategic breadth is what makes this such an exciting time to join the Board. I look forward to working with Joe and the team to help Butterfly realize its full potential."
About Butterfly Network
Butterfly Network, Inc. (NYSE: BFLY) is a pioneer and leader in semiconductor-based ultrasound devices, programmable cloud software and AI. Butterfly first proved its technology in the point-of-care ultrasound market – commercializing the world’s first single-probe, whole-body portable ultrasound device, which is now on its best-selling, third-generation: Butterfly iQ3™. The Company combines its advanced hardware with cloud software and AI, an enterprise workflow solution

(Compass AI™) and other offerings to drive adoption of affordable, accessible ultrasound. Butterfly also enables third-party development of imaging AI apps through Butterfly Garden™, its software development kit and AI marketplace.
In addition to its medical imaging products, Butterfly Embedded™ is the Company’s Ultrasound-on-Chip™ licensing and co-development business designed to enable a new wave of ultrasound-enabled technologies across non-competitive healthcare markets and beyond. Through Butterfly Embedded™, partners can build and scale novel ultrasound applications powered by Butterfly’s proprietary semiconductor chip and software platform.
Butterfly’s innovations have been recognized by Prix Galien USA, Fierce 50, TIME’s Best Inventions and Fast Company’s World Changing Ideas, among other achievements. To learn more, visit: www.butterflynetwork.com
Contacts
Media:
Liz Learned Snyder
Director, PR and Communications
media@butterflynetinc.com
Investors:
John Doherty
Chief Financial Officer
investors@butterflynetinc.com